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                                                                 EXHIBIT 10.iiic


COMMERCIAL METALS COMPANY KEY EMPLOYEE
LONG-TERM PERFORMANCE PLAN

PURPOSE
The objectives for the Long-Term Performance Plan are to:

o Link compensation to the long-term financial success and performance of the Company, focusing on factors which help drive shareholder value creation;

o Provide a greater long-term orientation and competitiveness to total compensation for executives, by establishing a performance-based component in addition to the existing stock-option plan;

o By focusing on long-term performance and success, provide a balance to the short-term focus of the Annual Incentive Plan in the decision-making process of management;

o Encourage senior management to promote the interests of the Company as a whole by linking compensation to longer-term, company-wide results;

o Enable the Company to meet competitive total compensation needs in attracting and retaining superior executive talent; and

o    Fund payouts from the plan through improved business results.

STRUCTURE
The Long-Term Performance Plan is a cash plan, with awards that are contingent on the attainment of multi-year performance goals. At the beginning of the performance period, goals are established which are designed to measure the degree of business success over the timeframe. The compensation committee reviews and approves goals that are recommended by management. At the end of the period, performance against the goals is assessed and payouts are determined.

Business results for the Company will be measured over a three-year period. Grants for the plan will be made annually, with new overlapping award cycles beginning each year. To phase in the plan, three performance cycles will begin on September 1, 2001: a one-year cycle, a two-year cycle, and a "normal" three-year cycle. Thereafter, a new three-year performance cycle will begin each year.

ELIGIBILITY
Participation in the plan is limited to key executives and employees of the Company and its subsidiaries, who impact organization-wide results. Participants in the plan will be nominated by management and approved by the compensation committee. All executive officers of the Company participate in the plan.

TARGET AWARD OPPORTUNITIES
Target award opportunities will be established for each participant at the beginning of the performance period. The target award will be calculated as a percentage of base salary. The target



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award represents the payout the participant may receive if targeted performance has been achieved at the end of the performance period.

In addition, threshold and maximum award levels will be established as a percent of target, defining payout parameters for performance that exceeds or falls below targeted levels.

Awards for the one- and two-year phase-in cycles will be 1/3 and 2/3 of these "normal" target levels respectively.

PERFORMANCE MEASUREMENT
At the beginning of each performance cycle, senior management will establish and communicate the specific range of performance objectives for the Company. The goals will be reviewed and the key performance factors approved by the compensation committee.

At the end of the performance cycle, actual relative performance against these goals will be measured, and the resulting awards will be calculated and paid subject to review and approval by the compensation committee.

PERFORMANCE MEASURES
Growth in earnings before interest, taxes, depreciation, and amortization (EBITDA) over the performance period will be the specific performance measure used in the plan. Target performance achievement levels will be established using the Company's actual historical EBITDA performance as a baseline. EBITDA growth is measured against the highest EBITDA dollar amount prior to the three-year measurement period. Therefore awards are earned only if previous records are exceeded by threshold amounts.

PERFORMANCE WEIGHTINGS
Corporate performance will determine 100 percent of the award for all plan participants.